Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2013 which accompanies the consolidated financial statements of MJP Holdings Ltd. for the year ended June 30, 2012 and for the period from incorporation (July 19, 2010) to June 30, 2011 that is included in the Form S-1 registration statement. We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

April 24, 2013
Calgary, Canada	Chartered Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450